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                                                                      Exhibit 12


                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                            Three months ended
                                                              March 31, 1997
                                                            ------------------
Income before provision for income taxes..................        $ 830.7
Equity in income of less than majority-owned subsidiaries.          (47.6)
Dividends from less than majority-owned subsidiaries......           31.7
Interest expense, including interest on capital lease
 obligations..............................................          138.9
Portion of rent expense representative of the interest
 factor...................................................           22.8
                                                                  -------
Income, as adjusted.......................................        $ 976.5
                                                                  =======

Fixed charges:

Interest expense, including interest on capital lease
 obligations..............................................        $ 138.9
Portion of rent expense representative of the interest
 factor...................................................           22.8
Capitalized interest......................................            6.9
Preferred stock dividend..................................            3.8
                                                                  -------
Fixed charges.............................................        $ 172.4
                                                                  =======

Ratio of Earnings to Fixed Charges........................           5.66
                                                                  =======
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